Exhibit 17

March 24, 2025

TO: STEPHEN BERMAN, CHAIRMAN AND CEO, JAKKS PACIFIC, INC.

Dear Stephen:

I have decided to resign as a member of the Board of Directors of JAKKS Pacific, Inc., effective immediately prior to the shareholders' meeting to be held in 2025. I have no dispute with the Company on any matter involving the Company's operations, policies or practices. You may include this letter as an exhibit to the Current Report on Form 8-K the Company files announcing my resignation.

Sincerely,

/s/ Matthew Winkler
Matthew Winkler